                                                                  EXHIBIT 11.1

            DIVERSIFIED CORPORATE RESOURCES, INC. AND SUBSIDIARIES
                    STATEMENT REGARDING EARNINGS PER SHARE
            FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994


PRIMARY                                      1996         1995         1994
-------                                   ----------   ----------   ----------
SHARES OUTSTANDING:

Weighted average number of shares
 outstanding                               1,701,823    1,758,211    1,758,211

Net effect of dilutive stock options (1)     112,193           --           --
                                          ----------   ----------   ----------
  Total                                    1,814,016    1,758,211    1,758,211
                                          ==========   ==========   ==========
Income before extraordinary item          $1,538,812   $  285,872   $   16,264
                                          ==========   ==========   ==========
Earnings per common share before
 extraordinary item                       $     0.84   $     0.16   $     0.01
                                          ==========   ==========   ==========
Income from extraordinary item            $  246,125   $  174,811   $  208,212
                                          ==========   ==========   ==========
Earnings per common share from
 extraordinary item                       $     0.14   $     0.10   $     0.12
                                          ==========   ==========   ==========
Net income                                $1,784,937   $  460,683   $  224,476
                                          ==========   ==========   ==========
Net income per common share               $     0.98   $     0.26   $     0.13
                                          ==========   ==========   ==========

FULLY DILUTED

SHARES OUTSTANDING:

Weighted average number of shares
 outstanding                               1,701,823    1,758,211    1,758,211

Net effect of dilutive stock
 options (1)                                 158,461           --           --
                                          ----------   ----------   ----------
  Total                                    1,860,284    1,758,211    1,758,211
                                          ==========   ==========   ==========
Income before extraordinary item          $1,538,812   $  285,872   $   16,264
                                          ==========   ==========   ==========
Earnings per common share before
 extraordinary item                       $     0.83   $     0.16   $     0.01
                                          ==========   ==========   ==========
Income from extraordinary item            $  246,125   $  174,811   $  208,212
                                          ==========   ==========   ==========
Earnings per common share from
 extraordinary item                       $     0.13   $     0.10   $     0.12
                                          ==========   ==========   ==========
Net income                                $1,784,937   $  460,683   $  224,476
                                          ==========   ==========   ==========
Net income per common share               $     0.96   $     0.26   $     0.13
                                          ==========   ==========   ==========

(1) The effects of dilutive stock options are based upon the treasury stock method using average market price during the period for primary amounts, and the higher of average market price or the market price at the end of the period for fully diluted amounts.